PRESS RELEASE
Contacts:
James E. Green
Executive Vice President, Corporate Affairs 423-989-8125 or
FOR IMMEDIATE RELEASE	Dan Katcher / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449
KING PHARMACEUTICALS RESPONDS TO ALPHARMA INC.
BRISTOL, TENNESSEE — September 26, 2008 — King Pharmaceuticals, Inc. (NYSE: KG) today issued the following statement in response to an announcement by Alpharma Inc. (NYSE: ALO) regarding King’s offer to acquire Alpharma for $37.00 per share in cash.
“Our $37 per share cash tender offer, which is not conditioned on financing, is the only outstanding offer for Alpharma and would provide its shareholders with a 67% premium over Alpharma’s closing price on August 4, 2008, the date of our initial written offer. Given the uncertainty in the financial markets, we believe it is in the best interests of Alpharma stockholders to consummate our transaction as quickly as possible. Our management team and financial and legal advisors are available to meet with Alpharma immediately.”
On September 12, 2008, King Pharmaceuticals announced that it commenced a tender offer to acquire all the outstanding shares of common stock of Alpharma for $37 per share in cash, representing a total equity value of approximately $1.6 billion and an enterprise value of approximately $1.4 billion.
The tender offer is scheduled to expire at 5:00 pm, New York City time, on Friday, October 10, 2008, unless extended.
     Credit Suisse and Wachovia Securities are acting as financial advisors to King and Dewey & LeBoeuf LLP is acting as legal counsel. Innisfree M&A Incorporated is acting as information agent for King’s offer.

About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience, hospital and acute care. King strives to be a leader and partner of choice in bringing innovative, clinically-differentiated medicines and technologies to market.
Forward-looking Statements
This press release contains forward-looking statements. King Pharmaceuticals, Inc. (“King”) disclaims any intent or obligation to update these forward- looking statements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as King’s ability to complete the tender offer as expected; King’s ability to achieve the synergies and value creation contemplated by the proposed transaction; King’s ability to promptly and effectively integrate the businesses of Alpharma Inc. (“Alpharma”) and King and any necessary actions to obtain required regulatory approvals; the potential of King’s branded pharmaceutical products; expectations regarding the enforceability and effectiveness of product-related patents; expected trends and projections with respect to particular products, reportable segment and income and expense line items; the adequacy of King’s liquidity and capital resources; anticipated capital expenditures; the acceptance, priority review or approval of certain New Drug Applications; the development, approval and successful commercialization of certain products; the successful execution of growth and restructuring strategies, including King’s accelerated strategic shift; anticipated developments and expansions of King’s business; plans for the manufacture of some of King’s products; the potential costs, outcomes and timing of research, clinical trials and other development activities involving pharmaceutical products; the development of product line extensions; the expected timing of the initial marketing of certain products; products developed, acquired or in-licensed that may be commercialized; King’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; expectations regarding King’s financial condition and liquidity as well as future cash flows and earnings; expectations regarding the ability to liquidate King’s holdings of auction rate securities and the temporary nature of the unrealized losses recorded in connection with these securities. Forward-looking statements involve risks and uncertainties. For further information regarding these and other risks related to King’s business, investors should consult King’s most recent Annual Report on Form 10-K for the year ended December 31, 2007 and King’s quarterly reports on Form 10-Q and other documents filed by King with the Securities and Exchange Commission (“SEC”).

Important Additional Information about the Tender Offer
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Alpharma Class A Common Stock. The solicitation and offer to buy Alpharma’s Class A Common Stock will only be made pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) initially filed with the SEC on September 12, 2008, as amended. The offer is scheduled to expire at 5:00 pm New York City time, on Friday, October 10, 2008, unless extended. If the offer is extended, King will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 am New York City time on the first business day following the date the offer was scheduled to expire.
Investors and security holders are urged to read the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Investors and security holders can obtain free copies of any such documents filed with the SEC by King at www.kingpharm.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to King’s information agent, Innisfree M&A Incorporated, at (877) 687-1875.
Important Additional Information about the Consent Solicitation
This press release is not a substitute for any disclosure documents, including the proxy statement, King will file with the SEC and send to Alpharma stockholders in connection with the solicitation of the stockholders of Alpharma or in connection with any business combination transaction with Alpharma, as required. Investors and security holders are urged to read any such disclosure documents filed with the SEC, including the proxy statement and related documents, carefully in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of any such documents filed with the SEC by King at www.kingpharm.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents (when available) can also be obtained by directing a request to King’s proxy solicitor, Innisfree M&A Incorporated, at (877) 687-1875.
King and Albert Acquisition Corp. (“AAC”), its wholly owned subsidiary, and certain of their directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of any business combination transaction or solicitation of the stockholders of Alpharma. As of the date of this press release, King and AAC each own 5 shares of Alpharma Class A Common Stock. Information regarding King’s and AAC’s directors and executive officers is available in King’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 29, 2008, and King’s Proxy Statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2008.

EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620